Exhibit 99.1

For Immediate Release

Contact Information:

Vikas Arora

831-333-2000

varora@excelligencemail.com

Excelligence Learning Corporation Announces

2003 Year End and Fourth Quarter Results

Monterey, Calif. – February 25, 2004 – Excelligence Learning Corporation (NASDAQSC: LRNS), a growing leader in developing, manufacturing and distributing educational products to the early childhood and elementary school markets, went to the blackboard today to announce results for the fiscal year ending December 31, 2003 and its outlook for fiscal year 2004.

Fiscal Year 2003 Results

FY 2003 Revenues Increase 9.1% Over FY 2002 Revenues

Ron Elliott, President and CEO, in discussing the company’s 2003 results, commented, “Our performance, given the challenges that the education marketplace faced last year, was excellent. The marketplace got smaller as school systems and individual school sites were faced with reductions or delays in funding, and joblessness seems to have negatively impacted enrollment in preschools and child care programs. Our consolidated revenue was $109.9 million for the year, an increase of 9.1% over the $100.8 million we reported for 2002. We believe that this increase demonstrates that we were able to grow despite our marketplace shrinking, and that we can continue to perform successfully against our competition.”

FY 2003 Net Income and EPS Increase 219% Over FY 2002 with Adjustments

“Our net income for 2003 was $7.8 million, or $0.91 per common share, compared with our net income of $2.5 million, or $0.29 per common share, for 2002. Our results for the fiscal year ended December 31, 2003 benefited from two tax adjustments, which are non-recurring. The first adjustment resulted from a change in the tax law that gave us an adjustment of $2.4 million related to additional net operating losses. These net operating losses were made available to us by a 2003 Internal Revenue Service Notice related to Section 382 limitations. The second adjustment was a $2.8 million adjustment made to the valuation allowance against net operating losses that we expect we will be able to utilize in the future. In 2002, a similar adjustment was made to the valuation allowance, which resulted in a benefit of $576,000.”

Operating Income Increases 37% and EBITDA Increases 24%

“Another way to measure our profit is by using EBITDA, a non-GAAP financial measure. We calculate EBITDA by adding back to net income: net interest, income taxes, depreciation and amortization. EBITDA was $6.1 million for fiscal year 2003, compared to EBITDA of $4.9 million for fiscal year 2002.”

There is more information on EBITDA, as well as a reconciliation of net income to EBITDA, in the schedules attached to this press release.

Fourth Quarter Results

Mr. Elliott continued, “For the fourth quarter of 2003, we announced net income of $791,000, compared with a net loss of $995,000 for the fourth quarter of 2002. This increase was primarily related to the tax benefit recorded in the fourth quarter as a result of a change in tax law. Our consolidated revenue for the fourth quarter of 2003 was $17.9 million, compared to $16.8 million for the fourth quarter of 2002. EBITDA loss was $2.5 million for the fourth quarter of 2003, compared to EBITDA loss of $2.4 million for the fourth quarter of 2002.”

Results of Business Segments

Early Childhood Segment Grows 11.8% for FY 2003

Early Childhood Segment’s EBITDA Increases 137% for FY 2003

“Excelligence Learning Corporation has two business segments, Early Childhood and Elementary School. For the Early Childhood segment, our net revenue for fiscal year 2003 was $78.5 million, an 11.8% increase over the $70.2 million generated in fiscal year 2002. EBITDA for the Early Childhood segment for fiscal year 2003 was $4.5 million, compared to EBITDA of $1.9 million for fiscal year 2002. Our sales and EBITDA improvement was primarily due to increased SKU count offered in the Early Childhood segment, new customer solicitation, implementing programs for greater operating efficiencies and improved sales and marketing strategies.”

4th Quarter Early Childhood Segment Revenues Increase 6.5% for FY 2003

4th Quarter Early Childhood Segment’s EBITDA Loss Decreases 49% for FY 2003

“For the fourth quarter of 2003, our Early Childhood segment’s net revenue was $15.9 million, a 6.5% increase over the $14.9 million generated in the fourth quarter of 2002. EBITDA loss for the Early Childhood segment in the fourth quarter of 2003 was $203,000, compared to a $400,000 EBITDA loss in the fourth quarter of 2002.”

Systems Implementation Impacts Elementary School Segment’s EBITDA

“2003 was a year of improvement for and investment in our Elementary School business, with the implementation of new Enterprise Resource Planning (ERP), financial and automated production systems. The implementation of these systems, which we believe will result in greater efficiency for fiscal year 2004, negatively impacted earnings in fiscal year 2003 through higher than expected temporary labor costs and production inefficiencies. Despite those negative impacts, the Elementary School segment had revenue of $31.4 million for fiscal year 2003, a 2.8% increase over the $30.6 million generated in fiscal year 2002. EBITDA for the Elementary School segment for fiscal year 2003 was $1.6 million, compared to $3.0 million for fiscal year 2002. Elementary School segment net revenue for the fourth quarter of 2003 was $2.0 million, a 5.7% increase over the $1.9 million generated in the fourth quarter of 2002. The Elementary School segment’s EBITDA loss for the fourth quarter of 2003 was $2.3 million, compared to a $2.0 million EBITDA loss in the fourth quarter of 2002.”

Business Outlook

First Quarter 2004 Expectations:

Net revenues are expected to be between $16 million and $19 million.

EBITDA loss is expected to be between $1.5 and $2.5 million.

Operating loss is expected to be between $2 and $3 million.

Full Year 2004 Expectations:

Net revenues are expected to be between $110 and $125 million.

EBITDA is expected to be between $6 and $10 million.

Operating income is expected to be between $4 and $8 million.

“We look forward to 2004 with a great deal of anticipation. We believe that economic conditions will improve in 2004, but the positive impact to our business may lag behind the economy by at least six months. Early indications suggest that our marketplace has stopped getting smaller and is starting to grow once again. We are prepared to take advantage of this growth as it comes. We believe that our ability to grow in the negative environment of 2003 indicates that we can perform equally well or better in a healthier marketplace.”

THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995 PROVIDES A “SAFE HARBOR” FOR FORWARD-LOOKING STATEMENTS. CERTAIN INFORMATION INCLUDED IN THIS PRESS RELEASE (AS WELL AS INFORMATION INCLUDED IN ORAL STATEMENTS OR OTHER WRITTEN STATEMENTS MADE OR TO BE MADE BY EXCELLIGENCE, ITS DIRECTORS AND/OR ITS EXECUTIVE OFFICERS) CONTAINS STATEMENTS THAT ARE FORWARD-LOOKING, INCLUDING FIRST QUARTER AND FULL YEAR 2004 EXPECTATIONS, FINANCIAL PROJECTIONS, SUCH AS PROJECTIONS OF REVENUE, STATEMENTS OF MANAGEMENT’S PLANS, OBJECTIVES OR EXPECTATIONS, INCLUDING WITH RESPECT TO THE MARKET FOR THE COMPANY’S PRODUCTS, INFORMATION REGARDING NEW PRODUCTS OR SERVICES, STATEMENTS OF BELIEF AND OTHER MATTERS RELATING TO EXPECTATIONS AND STRATEGIES REGARDING THE FUTURE. ALTHOUGH EXCELLIGENCE BELIEVES THAT THE CURRENT EXPECTATIONS REFLECTED IN SUCH FORWARD-LOOKING STATEMENTS ARE

BASED ON REASONABLE ASSUMPTIONS, SUCH FORWARD-LOOKING INFORMATION INVOLVES IMPORTANT RISKS AND UNCERTAINTIES THAT COULD SIGNIFICANTLY AFFECT ANTICIPATED RESULTS AND THERE CAN BE NO ASSURANCE THAT ITS EXPECTATIONS WILL BE ACHIEVED. ACCORDINGLY, ACTUAL RESULTS MAY DIFFER MATERIALLY FROM THOSE EXPRESSED IN ANY FORWARD-LOOKING STATEMENTS MADE BY EXCELLIGENCE. CERTAIN FACTORS THAT COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM EXCELLIGENCE’S EXPECTATIONS ARE SET FORTH AS RISK FACTORS IN THE COMPANY’S SECURITIES AND EXCHANGE COMMISSION REPORTS AND FILINGS, INCLUDING THE COMPANY’S ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED DECEMBER 31, 2002 AND QUARTERLY REPORTS ON FORM 10-Q. THESE FILINGS MAY BE VIEWED FREE OF CHARGE AT WWW.SEC.GOV. THE COMPANY DOES NOT UNDERTAKE TO UPDATE ITS FORWARD-LOOKING STATEMENTS, EXCEPT TO THE EXTENT THAT THE COMPANY IS REQUIRED TO DO SO.

About Excelligence Learning Corporation

Excelligence Learning Corporation is a developer, manufacturer and retailer of educational products, which are sold to child care programs, preschools, elementary schools and consumers. The Company serves early childhood professionals, educators, and parents by providing quality educational products and programs for children from infancy to 12 years of age. With proprietary product offerings and a multi-channel distribution strategy, the Company helps to further children’s education and to reinforce the connection between children’s learning at school and at home. The Company is composed of two business segments, Early Childhood and Elementary School. Through its Early Childhood segment, the Company develops, markets and sells educational products through multiple distribution channels to early childhood professionals and parents. Through its Elementary School segment, the Company sells school supplies and other products specifically targeted for use by children in kindergarten through sixth grade to elementary schools, teachers and other education organizations. These products are then resold as a fundraising device for the benefit of a particular school. Excelligence Learning Corporation’s headquarters is in Monterey, California and its website is www.excelligencelearning.com.

EXCELLIGENCE LEARNING CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except for share and per share amounts)

	For the Three Months Ended		For the Year Ended
	December 31,		December 31,
	2003	2002	2003	2002
Revenues	$17,907	$16,832	$109,921	$100,760
Cost of goods sold	11,927	11,642	70,427	64,478

Gross profit	5,980	5,190	39,494	36,282

Operating expenses:
Selling, general and administrative	8,845	7,943	34,578	32,603
Amortization of goodwill and other intangible assets	61	72	279	288

Operating income (loss)	(2,926)	(2,825)	4,637	3,391

Other (income) expense:
Interest expense	4	30	261	428
Debt extinguishment and other income	—	—	216	—
Interest income	(5)	(13)	(14)	(37)

Income (loss) before income taxes and early extinguishment of debt	(2,925)	(2,842)	4,174	3,000
Income tax expense (benefit)	(3,716)	(1,847)	(3,637)	548

Net income (loss)	$791	$(995)	$7,811	$2,452

Net Income Per Share Calculation:
Income per share—basic and diluted	$0.09	$(0.12)	$0.91	$0.29
Weighted average shares used in basic and diluted per share calculation	8,631,745	8,384,169	8,536,314	8,371,726

Segment Information and Reconciliation of Net Income (Loss) to EBITDA (unaudited – in thousands):

	Early Childhood		Elementary School		Consolidated
	For the Three Months Ended December 31,
	2003	2002	2003	2002	2003	2002
Net revenues	$15,912	$14,944	$1,995	$1,888	$17,907	$16,832

Net income (loss)	$2,184	$1,137	$(1,393)	$(2,132)	$791	$(995)
Interest—net	(1)	20	—	(3)	(1)	17
Income taxes	(2,663)	(1,847)	(1,053)	—	(3,716)	(1,847)
Depreciation and amortization	277	290	148	96	425	386

EBITDA	$(203)	$(400)	$(2,298)	$(2,039)	$(2,501)	$(2,439)

	Early Childhood		Elementary School		Consolidated
	For the Years Ended December 31,
	2003	2002	2003	2002	2003	2002
Net revenues	$78,490	$70,190	$31,431	$30,570	$109,921	$100,760

Net income (loss)	$7,237	$(217)	$574	$2,669	$7,811	$2,452
Interest—net	247	409	—	(18)	247	391
Income taxes	(4,100)	548	463		(3,637)	548
Depreciation and amortization	1,146	1,168	551	386	1,697	1,554

EBITDA	$4,530	$1,908	$1,588	$3,037	$6,118	$4,945

Note: Excelligence Learning Corporation’s supplemental profit measure is EBITDA, which is calculated by adding back to net income (loss): net interest, income taxes, deprecation and amortization. EBITDA information should not be considered as an alternative to any measure of performance as promulgated under generally accepted accounting principles (such as operating income or net income), nor should it be considered as an indicator of the Company’s overall financial performance. The Company’s calculations of EBITDA may be different from the calculations used by other companies and therefore comparability may be limited. Prior to fiscal year 2003, no allocation of income tax was made to the Elementary School segment.

EXCELLIGENCE LEARNING CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands, except for par value and share amounts)

	December 31,
	2003	2002
ASSETS
Current assets:
Cash and cash equivalents	$3,620	$2,713
Accounts receivable, net	5,480	5,018
Inventories	15,133	13,938
Prepaid expenses and other current assets	2,937	2,579
Deferred income taxes	1,214	1,672

Total current assets	28,384	25,920
Property and equipment, net	4,070	4,305
Deferred income taxes	6,367	1,998
Other assets	307	1,046
Goodwill	5,878	4,701
Other intangible assets, net	918	1,084

Total assets	$45,924	$39,054

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$3,018	$3,524
Accrued expenses	2,955	4,297
Income taxes payable	234	394
Other current liabilities	186	229

Total liabilities	6,393	8,444

Redeemable common shares, 100,000 shares authorized, issued and outstanding at December 31, 2003	400	—

Equity:
Common stock, $0.01 par value; 15,000,000 shares authorized; 8,549,423 and 8,401,914 shares issued and outstanding at December 31, 2003 and 2002, respectively	85	84
Additional paid-in capital	62,353	62,206
Deferred stock compensation	(920)	(1,482)
Accumulated deficit	(22,387)	(30,198)

Total equity	39,131	30,610

Total liabilities and equity	$45,924	$39,054

EXCELLIGENCE LEARNING CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

	For the Fiscal Years Ended
	December 31,
	2003	2002
Cash flows from operating activities:
Net income	$7,811	$2,452
Adjustments to reconcile net income to net cash provided by operating activities:
Impairment charges	—	—
Depreciation and amortization	1,697	1,554
Provision for losses on accounts receivable	545	404
Equity-based compensation	562	572
Deferred income taxes	(3,911)	(258)
Changes in operating assets and liabilities, net of assets acquired and liabilities assumed in the Combination and acquisition:
Accounts receivable	(1,007)	(138)
Inventories	(1,195)	5,180
Prepaid expenses and other current assets	(236)	460
Other assets	719	66
Accounts payable	(506)	(1,718)
Accrued expenses	(1,342)	(1,381)
Income tax payable	18	216
Other current liabilities	(343)	336

Net cash provided by operating activities	2,812	7,745

Cash flows from investing activities:
Purchase of property and equipment	(1,183)	(1,203)
Acquisition of Marketing Logistics, Inc.	(871)	—
Proceeds received from payment of receivable from related party	—	139
Cash received in the Combination, net of cash paid for transaction fees	—	—

Net cash provided by (used in) investing activities	(2,054)	(1,064)

Cash flows from financing activities:
Bank overdraft	—	—
Borrowings on line of credit	72,671	78,229
Principal payments on line of credit	(72,671)	(83,818)
Principal payments on notes payable	—	(14)
Payment of debt issuance costs	—	—
Issuance of equity, net of fees	149	12

Net cash provided by (used in) financing activities	149	(5,591)

Net increase in cash and cash equivalents	907	1,090
Cash and cash equivalents at beginning of year	2,713	1,623

Cash and cash equivalents at end of year	$3,620	$2,713

Noncash investing and financing activities:
Issuance of redeemable common shares in acquisition	$400	$—
Supplemental disclosures of cash flow information:
Cash payments during the period for:
Interest	$261	$365
Income taxes	$450	$695